Filed pursuant to Rule 433(d)

Registration No. 333-249044

Dated November 29, 2022

FINAL TERM SHEET

Issuer:	PacifiCorp

Security Type:	First Mortgage Bonds due 2053

Legal Format:	SEC Registered

Principal Amount:	$1,100,000,000 in aggregate principal amount

Coupon:	5.350%

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on June 1, 2023

Record Dates:	May 15 and November 15

Trade Date:	November 29, 2022

Settlement Date:	December 1, 2022 (T+2)

Maturity:	December 1, 2053

Treasury Benchmark:	3.000% due August 15, 2052

US Treasury Spot:	85-06

US Treasury Yield:	3.840%

Spread to Treasury:	+153 basis points

Re-offer Yield:	5.370%

Price to Public (Issue Price):	99.700% of principal amount

Expected Ratings*:	A1 by Moody’s Investors Service, Inc.
A+ by S&P Global Ratings

Optional Redemption:	Prior to June 1, 2053, Make Whole Call at T+ 25 basis points. On or after June 1, 2053, 100% of the principal amount plus accrued and unpaid interest

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BMO Capital Markets Corp.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.

Co-Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.
KeyBanc Capital Markets Inc.
MUFG Securities Americas Inc.
nabSecurities, LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Siebert Williams Shank & Co., LLC
Truist Securities, Inc.

CUSIP / ISIN:	695114 CZ9 / US695114CZ98

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. at 1-800-414-3627, PNC Capital Markets LLC at 855-881-0697, SMBC Nikko Securities America, Inc. at 1-888-868-6856, TD Securities (USA) LLC at 1-855-495-9846, or Wells Fargo Securities, LLC at 1-800-645-3751.